UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2008

Liberty Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112

(Address of Principal Executive Office)

(303) 220-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Director Election. On December 16, 2008, the board of directors (Board) of Liberty Global, Inc. (LGI) elected Richard R. Green to the Board. Mr. Green will serve as a Class I director, filling the vacancy in that class resulting from the resignation of Gene Schneider. The Board also appointed Mr. Green to the Nominating and Corporate Governance Committee of the Board.

For the past 20 years, Mr. Green has been president and chief executive officer of Cable Television Laboratories, Inc. (CableLabs®), a nonprofit cable television industry research and development consortium. He will be retiring from his position at CableLabs when his current contract expires in December 2009. Mr. Green is also a member of the CTAM Board of Directors, the International Engineering Consortium Board of Directors, and the Cable Center Executive Committee, Chairman of Study Group 9 of the International Telecommunication Union, Chairman of the Communications Technology Advisory Board and a member of the Federal Communications Commission Technical Advisory Council. He is also a member of the American Association for the Advancement of Science and a fellow of the Society of Motion Picture and TV Engineers.

LGI has been a member of CableLabs since 2005. CableLabs has approximately 50 member companies and a board of directors comprised of over 25 members, including Mr. Green, who is an ex-officio member, and LGI’s chief executive officer, Michael T. Fries. LGI has paid membership dues to CableLabs of approximately $1,000,000 annually since January 1, 2007.

Pursuant to the previously disclosed LGI Compensation Policy for Nonemployee Directors, upon his election to the Board, Mr. Green received options to purchase 10,000 shares of LGI Series A common stock and 10,000 shares of LGI Series C common stock under the LGI 2005 Nonemployee Director Incentive Plan (as amended and restated effective November 1, 2006) (the Director Plan). The exercise price for each grant is equal to the closing price of the applicable series of stock on December 16, 2008. Also as a nonemployee director, Mr. Green will receive a fee of $20,000 for each full year of service as a non-employee director, as well as fees for meeting attendance, in accordance with such Policy.

(e) United Chile Synthetic Options. On December 15, 2008, the compensation committee of the Board authorized certain amendments to the terms of outstanding synthetic options with respect to hypothetical shares of our subsidiary, United Chile (United Chile Options), subject in the case of each option holder to written acceptance of the amendments by such option holder by December 31, 2008. Currently the term of each United Chile Option expires on the first to occur of a fixed date and certain specified events, including (a) 90 days after termination of the holder’s employment or consulting relationship with LGI and its subsidiaries and (b) one year following the date of the holder’s death if the holder dies while employed by or a consultant to LGI and its subsidiaries or during the 90-day period following termination of such relationship. The amendments approved by the compensation committee would change the above-referenced 90-day periods to one year. The holders of United Chile Options include our chief executive officer.

Deferred Compensation Plan. On December 15, 2008, the compensation committee of the Board also adopted the Liberty Global, Inc. Deferred Compensation Plan (the Plan). Under the Plan, executive officers of LGI, its subsidiaries or divisions who are designated from time to time by the compensation committee, may elect to defer payment of certain compensation. Each designated officer, including LGI’s chief executive officer, its principal accounting officer/co-chief financial officer and certain other named executive officers, may elect to defer all or any portion of (i) his annual cash performance award, (ii) his annual salary up to limits specified by the compensation committee (currently 50%), and (iii) any award under a current or future multi-year performance award arrangement. Such elections must be made in advance of certain deadlines and include (i) the events triggering distribution, which may include up to three specified payment dates, subject to an outside limit, or the first to occur of a fixed payment date or dates and specified events, such as termination of employment or certain change in control events, and (ii) the method of payment, such as a lump sum payment or substantially equal annual installments over two, three, four or five years or two or three specified percentage payments (totaling 100%) on selected payment dates. The death or disability of a participant is a mandatory distribution event under the Plan. Initially cash compensation deferred under the Plan will be credited with interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter (the Credited Interest Fund). If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his deferred compensation instead of the Credited Interest Fund.

The Plan provides our compensation committee with the discretion to terminate the Plan within 12 months of certain change in control events and distribute each participant’s account balances. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his account balance. The compensation committee has reserved the right to terminate the Plan at any time. Such an optional termination will not result in accelerated distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Randy L. Lazzell
Vice President

Date: December 19, 2008